Exhibit 99.1

FOR IMMEDIATE RELEASE

PACKAGING CORPORATION OF AMERICA REPORTS RECORD THIRD QUARTER 2006 RESULTS

Lake Forest, IL  Oct. 17, 2006 — Packaging Corporation of America (NYSE: PKG) today reported third quarter 2006 net income of $44 million, or $0.42 per share, compared to third quarter 2005 net income of $11 million, or $0.10 per share.  Net sales for the third quarter were $575 million, up 12% compared to $512 million in the third quarter of 2005.

Net income for the first nine months of 2006 was $85 million, or $0.81 per share, compared to $51 million, or $0.47 per share, for the first nine months of 2005.  Net sales for the first nine months of 2006 were $1.6 billion compared to net sales of $1.5 billion in the same period of 2005.

The increase in earnings, compared to last year’s third quarter, was driven primarily by better pricing and mix of $0.41 per share.  Partially offsetting this earnings improvement were higher transportation costs of about $0.04 per share, labor costs of $0.04 per share, and energy costs of $0.02 per share.

PCA’s corrugated products shipments per workday equaled last year’s all time record third quarter, and are up 1.2% year-to-date.  Containerboard production in the third quarter was 621,000 tons, up 20,000 tons compared to last year’s third quarter.  This level of production allowed PCA to increase containerboard inventories slightly from about 3.4 to 3.6 weeks of supply, as planned, but for the year PCA containerboard inventories are down about 6,000 tons.  Industry containerboard inventories were reported today at 3.9 weeks of supply at the end of September.

Paul T. Stecko, Chairman and CEO of PCA, said, “We had our best quarterly earnings per share, excluding any special items, since becoming a stand-alone company in April 1999.  This performance was driven by the full realization of earlier price increases, strong volume, and outstanding operations in both our mills and box plants.  Our mills produced and shipped record volumes for the quarter while our box plants matched last year’s record third quarter shipments.  Higher transportation costs continued to impact earnings, but we did see some relief in September as diesel fuel prices began to drop.”

“Looking ahead to the fourth quarter”, Mr. Stecko added, “we expect seasonally lower volume and have more mill maintenance work planned compared to the third quarter.  We also expect higher energy costs with colder weather and somewhat higher fiber costs.  Considering all of these items, fourth quarter earnings are expected to be about $0.35 per share.”

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.0 billion in 2005.  PCA operates four paper mills and 68 corrugated product plants in 26 states across the country.

CONTACT:

Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS:  (877) 454-2509
PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America 3rd Quarter 2006 Earnings Conference Call

WHEN:	Wednesday, October 18, 2006
10:00 a.m. Eastern Time

NUMBER:	(866) 227-1582 (U.S. and Canada) and (703) 639-1129 (International)
Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	October 18, 20061:00 p.m. Eastern Time through
November 2, 2006 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada), or (703) 925-2533 (International)
Passcode: 978595

Some of the statements in this press release are forward-looking statements.  Forward-looking statements include statements about our future financial condition, our industry and our business strategy.  Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements.  These forward-looking statements are based on the current expectations of PCA.  Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially.  Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A.  Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended September 30,
(in millions, except per share data)	2006	2005

Net sales	$575.0	$512.2
Cost of sales	(440.3)	(431.7)

Gross profit	134.7	80.5
Selling and administrative expenses	(41.0)	(38.1)
Other expense, net	(2.9)	(3.8)
Corporate overhead	(14.0)	(12.3)

Income before interest and taxes	76.8	26.3
Interest expense, net	(7.9)	(7.1)

Income before taxes	68.9	19.2
Provision for income taxes	(25.2)	(8.6)

Net income	$43.7	$10.6

Earnings per share:
Basic earnings per share	$0.42	$0.10
Diluted earnings per share	$0.42	$0.10

Basic common shares outstanding	103.7	107.7
Diluted common shares outstanding	104.6	108.3

Supplemental financial information
Capital spending	$14.8	$30.1
Long term debt	686.8	695.1
Cash balance	118.2	184.4

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Nine Months Ended September 30,
(in millions, except per share data)	2006	2005

Net sales	$1,634.0	$1,521.0
Cost of sales	(1,313.6)	(1,271.3)

Gross profit	320.4	249.7
Selling and administrative expenses	(118.1)	(110.8)
Other income (expense) net	(7.6)	5.9
Corporate overhead	(37.6)	(36.7)

Income before interest and taxes	157.1	108.1
Interest expense, net	(24.1)	(21.2)

Income before taxes	133.0	86.9
Provision for income taxes	(48.0)	(36.0)

Net income	$85.0	$50.9

Earnings per share:
Basic earnings per share	$0.82	$0.47
Diluted earnings per share	$0.81	$0.47

Basic common shares outstanding	103.5	107.4
Diluted common shares outstanding	104.4	108.2

Supplemental financial information
Capital spending	$55.4	$99.0